Exhibit 10.1

EARNOUT AGREEMENT

by and between

LEN X, LLC

and

SUNNOVA ENERGY INTERNATIONAL INC.

Dated as of February 17, 2021

i

Schedules

Schedule 1.1(a)	Earnout Targets
Schedule 1.1(b)	Customer Agreement Eligibility Criteria
Schedule 2.1(a)	Illustrative Yearly Earnout Amounts
Schedule 2.1(b)	Illustrative Cumulative Earnout Amounts

Annexes

Annex A	Identified Homebuilders
Annex B	Minimum Requirements for Microgrid Commitment

ii

EARNOUT AGREEMENT

EARNOUT AGREEMENT, dated as of February 17, 2021 (this “Agreement”), by and between LEN X, LLC, a Florida limited liability company (“Member”), and Sunnova Energy International Inc., a Delaware corporation (“Acquiror”). The Member and Acquiror are referred to herein collectively as the “Parties” and individually as a “Party”.

WHEREAS, concurrently with, and as a condition to, the execution and delivery of this Agreement, SunStreet Energy Group, LLC, a Delaware limited liability company (the “Company”), Member, Moonroad Acquisition LLC, a Delaware limited liability company (“Merger Sub”), and Acquiror are entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Merger Agreement provides for, among other things, the merger of the Company with and into the Merger Sub, with the Merger Sub surviving as a wholly owned Subsidiary of Acquiror (the “Merger”), in exchange for certain consideration issuable to Member at the closing of the Merger (the “Closing”) as well as pursuant to this Agreement, on the terms and subject to the conditions set forth therein and herein;

WHEREAS, Member and Acquiror wish to enter into this Agreement to set forth the further terms pursuant to which Member may be eligible to receive certain additional consideration in respect of the Merger following the Closing, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, the Merger, including the terms of this Agreement, shall qualify for, and be treated in accordance with, the Intended Tax Treatment as defined in Section 8.7(a) of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

(a) For all purposes of this Agreement, the following terms shall have the following respective meanings. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

“Arbitrator” shall mean an arbitrator selected in accordance with Section 4.14 or, if Acquiror and Member shall otherwise agree in writing, an independent accounting firm or other Person mutually selected by Acquiror and Member.

“Cumulative Earnout Amount” shall mean 2,777,784 shares of Acquiror Common Stock.

“Cumulative Earnout Balance” shall mean (a) the Cumulative Earnout Amount minus (b) the sum of (i) the Yearly Earnout Amount for the First Earnout Period, (ii) the Yearly Earnout Amount for the Second Earnout Period, (iii) the Yearly Earnout Amount for the Third Earnout Period and (iv) the Yearly Earnout Amount for the Fourth Earnout Period.

“Cumulative Earnout Period” shall mean the period from the Closing Date to but not including the fourth anniversary of the Closing Date.

“Cumulative Earnout Target” shall mean 58,529 Qualifying New Contracts.

“Earnout Amount” shall mean the Yearly Earnout Amount or the Cumulative Earnout Amount, as the context requires.

“Earnout Target” shall mean the number of Qualifying New Contracts set forth on Schedule 1.1(a) under the column “Maximum Earnout Target” with respect to the applicable period.

“First Earnout Period” shall mean the period from the Closing Date to but not including the first anniversary of the Closing Date.

“Fourth Earnout Period” shall mean the period from the third anniversary of the Closing Date to but not including the fourth anniversary of the Closing Date.

“Future Platform” means a third-party solar service agreement origination platform acquired by Acquiror or its Affiliates after the Closing Date.

“Installment of Microgrid Commitment Consideration” shall mean 555,556 shares of Acquiror Common Stock.

“Homebuilder” shall mean any Person that is primarily engaged in the business of homebuilding of or land/lot development for new communities of residential single-family homes, in each case excluding subcontractors thereof.

“Maximum Earnout Target”, with respect to any Yearly Earnout Period, shall mean a number of Qualifying New Contracts equal to the number set forth on Schedule 1.1(a) under the column “Maximum Earnout Target” with respect to such Yearly Earnout Period.

“Microgrid” shall mean a single, coordinated independent power generation and distribution system installed across multiple homes in a Microgrid Community that is enhanced by an integrated combination of energy storage systems, backup generation (e.g., fuel cells and natural gas generators), and other technologies that allows the community served by the Microgrid (as a whole) to either export power back to the local utility or to operate independently of the local utility.

“Microgrid Community” shall mean a single family home residential community, mutually agreed by Member and Acquiror, that Member or its Affiliate will be developing and which binds the owners of a majority of the homes in such community to a lease or power purchase agreement with Acquiror or a Subsidiary of Acquiror with respect to either a Microgrid or a Next Generation Microgrid to be installed by Acquiror or any of its Subsidiaries.

“Minimum Earnout Target”, with respect to any Yearly Earnout Period, shall mean a number of Qualifying New Contracts equal to the number set forth on Schedule 1.1(a) under the column “Minimum Earnout Target” with respect to such Yearly Earnout Period.

“Next Generation Microgrid” shall mean a single, coordinated independent power generation and distribution system encompassing 100 or more homes in a single controllable entity within clearly defined electrical boundaries that is enhanced by an integrated combination of energy storage systems, secondary generation (e.g., fuel cells and natural gas generators) and other hardware and software technologies that allows such community served by the Next Generation Microgrid to load balance and operate independently of the local utility behind a point of common coupling or to offer grid services, including frequency and voltage regulation, real and reactive power support, demand response, etc., to the utility.

“Placed in Service” shall mean that all of the following events have occurred with respect to a Project: (i) the underlying PV System has been installed and tested and shown to be capable of operating in a reliable, sustained and continuous manner for its intended purpose; (ii) legal title and control over the underlying PV System have been conveyed to Acquiror or a Subsidiary of Acquiror; (iii) all licenses and permits needed to operate the underlying PV System (including permission to operate) and to put the underlying PV System to its intended use under the Qualifying New Contract with the customer for the purpose of generating electricity or to use the PV System for the purpose of selling electricity to a customer (as applicable) have been obtained; (iv) the underlying PV System has been connected to the customer’s electrical system and is able physically to deliver electricity for its intended purpose; and (v) the underlying PV System has produced meterable quantities of electricity.

“Qualifying New Contracts” means (i) Customer Agreements existing on the Closing Date originated by Member, the Company or another Affiliate of Member that satisfy the eligibility criteria set forth on Schedule 1.1(b) and relate to PV Systems Placed in Service after the Closing Date by Acquiror or its Subsidiaries, or (ii) Customer Agreements (which may be for the sale or lease of PV Systems or may be power purchase agreements) for installations on homes built by Homebuilders (including, but not limited to, Affiliates of Member that are Homebuilders, but excluding the Persons listed on Annex A hereto), including homes in Microgrid Communities, in each case, relating to PV Systems Placed in Service after the Closing Date by Acquiror or its Subsidiaries (including after the Merger, the Company); provided that the none of the following shall constitute a Qualifying New Contract: (a) any Customer Agreement related to a PV System originated by a Future Platform prior to the date of the acquisition of such Future Platform by Acquiror or an Affiliate of Acquiror or (b) any PV System originated after such acquisition by a Homebuilder under an agreement with a Future Platform that was in effect at the time of the acquisition of such Future Platform by Acquiror or an Affiliate of Acquiror.

“Second Earnout Period” shall mean the period from the first anniversary of the Closing Date to but not including the second anniversary of the Closing Date.

“Third Earnout Period” shall mean the period from the second anniversary of the Closing Date to but not including the third anniversary of the Closing Date.

“Yearly Earnout Amount”, with respect to any Yearly Earnout Period, shall mean an amount equal to the sum of (a) 347,223 multiplied by a fraction (i) the numerator of which is equal to (A) the number of Qualifying New Contracts that are Placed in Service during such Yearly Earnout Period minus (B) the Minimum Earnout Target for such Yearly Earnout Period and (ii) the denominator of which is equal to (A) the Maximum Earnout Target for such Yearly Earnout Period minus (B) the Minimum Earnout Target for such Yearly Earnout Period plus (b) 347,223. In the event that the number of Qualifying New Contracts that are Placed in Service during such Yearly Earnout Period is greater than the Maximum Earnout Target, the amount of Qualifying New Contracts to be utilized in (a)(i)(A) shall be substituted for the Maximum Earnout Target.

“Yearly Earnout Period” shall mean, as the context requires, the First Earnout Period, the Second Earnout Period, the Third Earnout Period or the Fourth Earnout Period.

Each capitalized term listed below is defined in the corresponding reference in this Agreement:

Term	Section
AAA	Section 4.14
Acquiror	Preamble
Agreement	Preamble
Arbitration Rules	Section 4.14
Closing	Recitals
Company	Recitals
Earnout Common Stock	Section 4.2(b)
Installation Earnout Statement	Section 2.3
Merger Agreement	Recitals
Merger Sub	Recitals
Objections Period	Section 2.1(d)(i)
Objections Statement	Section 2.1(d)(i)
Parties	Preamble
Transfer	Section 4.2(b)
Member	Preamble

ARTICLE II

EARNOUT

Section 2.1 Issuance of Installation Earnout Consideration.

(a) Issuance of Yearly Earnout Amounts. If the Minimum Earnout Target of Qualifying New Contracts have been Placed in Service by Acquiror or its Subsidiaries during a Yearly Earnout Period, and the Yearly Earnout Amount with respect to such Yearly Earnout Period has become final and binding on the Parties in accordance with Section 2.1(d), then Acquiror shall issue to Member on the date that is five (5) Business Days following the date that such Yearly

Earnout Amount has become final and binding in accordance with Section 2.1(d), a number of shares of Acquiror Common Stock (rounded up to the nearest whole share) equal to such Yearly Earnout Amount . By way of example, Schedule 2.1(a) sets forth certain illustrative amounts of Qualifying New Contract amounts that may be Placed in Service during each Yearly Earnout Period and the Yearly Earnout Amount resulting therefrom.

(b) Issuance of Cumulative Earnout Amount. If the Cumulative Earnout Target of Qualifying New Contracts have been Placed in Service by Acquiror or its Subsidiaries during the Cumulative Earnout Period, and the Cumulative Earnout Amount has become final and binding on the Parties in accordance with Section 2.1(d), then Acquiror shall issue to Member on the date that is five (5) Business Days following the date that the Cumulative Earnout Amount has become final and binding in accordance with Section 2.1(d) a number of shares of Acquiror Common Stock (rounded up to the nearest whole share) equal to the Cumulative Earnout Balance, Schedule 2.1(b) sets forth certain illustrative amounts of Qualifying New Contract amounts that may be Placed in Service during the Cumulative Earnout Period and the Yearly Earnout Amount resulting therefrom.

(c) Installation Earnout Statement. Within ten (10) days after the end of each Yearly Earnout Period, Acquiror will deliver to Member a written statement (an “Installation Earnout Statement”) indicating Acquiror’s good faith calculation in reasonable detail, together with reasonable supporting documentation, of (i) the total Qualifying New Contracts Placed in Service by Acquiror and its Subsidiaries during such Yearly Earnout Period, (ii) the Yearly Earnout Amount (if any) with respect to such Yearly Earnout Period and (iii) only in the Installation Earnout Statement following the Fourth Earnout Period, (A) the aggregate Qualifying New Contracts Placed in Service by Acquiror and its Subsidiaries during the Cumulative Earnout Period and (B) the Cumulative Earnout Balance (if any).

(d) Installation Earnout Statement Dispute Resolution.

(i) If Member has any objections to any Installation Earnout Statement delivered pursuant to Section 2.1(c)(c), no later than ten (10) days after receipt of the Installation Earnout Statement, Member shall deliver to Acquiror a statement disputing all or a part of the Installation Earnout Statement (an “Objections Statement”), setting forth, in reasonable detail, (i) each item in dispute, (ii) the amount thereof in dispute and (iii) the basis for its objections thereto. If Acquiror does not receive an Objections Statement delivered pursuant to and in accordance with this Section 2.1(d)(i) within such ten (10) day period, or if Member accepts in writing the Installation Earnout Statement during such ten (10) day period, then Acquiror and Member shall be deemed to have irrevocably agreed to each item and amount set forth in the applicable Installation Earnout Statement delivered by Acquiror and the Earnout Amount in the Installation Earnout Statement shall become final and binding upon the Parties. If a timely Dispute Notice is provided to Acquiror pursuant to and in accordance with this Section 2.1(d)(i), then Acquiror and Member shall use commercially reasonable efforts to resolve the disputed items during the ten (10)-day period commencing on the date of Acquiror’s receipt of the Objections Statements (the “Objection Period”). During the Objection Period, Member and its representatives will have reasonable access during normal business hours to books and records of the Company and Acquiror, as applicable, to the extent relating to the calculation of Qualifying New Contracts during the relevant period necessary for purposes of their review of the Installation Earnout Statement. If, during the Objection Period, Member and Acquiror are able to resolve such disputes and agree on the Earnout Amount payable pursuant to the Installation Earnout Statement, such Earnout Amount shall become final and binding on the Parties.

(ii) If Acquiror and Member do not agree in writing upon a final resolution with respect to any disputed item within such ten (10) day period following Acquiror’s receipt of the Objections Statement, then the remaining disputed items shall be submitted to the Independent Accountant. The Parties shall instruct the Independent Accountant to render a determination of the applicable dispute, acting as an expert and not as arbitrator, within thirty (30) days after referral of the matter to such Independent Accountant, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The terms of appointment and engagement of the Independent Accountant shall be as reasonably agreed upon between Member and Acquiror, and any associated engagement fees shall be initially borne 50% by Member and 50% by Acquiror; provided that all such fees shall ultimately be borne by Member and Acquiror in inverse proportion as such Party ultimately prevails on the matters resolved by the Independent Accountant, which proportionate allocations shall also be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the merits of the disputed items. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties hereto in connection with resolving any dispute hereunder before the Independent Accountant shall be borne by the Party incurring such cost and expense. In resolving the disputed items, the Independent Accountant shall (A) be bound by the provisions of this Section 2.1(d)(ii), (B) not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Acquiror or Member, (C) rely solely on the written submissions of the Parties and shall not conduct an independent investigation and (D) limit its decision to only the items actually in dispute and to only those adjustments as are necessary for the Installation Earnout Statement to comply with the provisions of this Agreement. For the avoidance of doubt, the Independent Accountant shall not make any determination with respect to any matter other than the disputed items. Such determination of the Independent Accountant shall be final and binding upon the Parties for all purposes hereunder upon which a judgment may be rendered by a court having proper jurisdiction over the Party against which such determination is sought to be enforced.

Section 2.2 Issuance of Microgrid Commitment Consideration.

(a) If, following the Closing Date but prior to the fifth anniversary of the Closing Date, Member (or any of its Affiliates) and Acquiror (or any of its Affiliates) execute and deliver to each other legally binding and enforceable commitments relating to two separate Microgrid Communities, each providing for Acquiror (or any Subsidiary of Acquiror), as sole general contractor, to install Microgrids in the applicable Microgrid Community on terms mutually agreeable to Member and Acquiror (or such Subsidiary) (including those set forth on Annex B), Acquiror shall issue to Member, on the date that is five (5) Business Days following the date that the second of such binding commitments has become final and binding on all applicable Parties, the number of shares of Acquiror Common Stock constituting an Installment of Microgrid Commitment Consideration.

(b) If, following the Closing Date but prior to the fifth anniversary of the Closing Date, Acquiror (or any Subsidiary of Acquiror) executes and delivers valid, legally binding and enforceable commitments with one or more Homebuilders (whether or not Affiliates of Member) for Acquiror (or such Subsidiary) to install Next Generation Microgrids with a combined aggregate energy production capacity of at least three (3) megawatts, exclusive of the energy production capacity of the two (2) communities referenced in Section 2.2(a) above and as mutually agreeable to Member and Acquiror (including satisfaction of the criteria set forth on Annex B), Acquiror shall issue to Member, on the date that is ten (10) Business Days following the date that the last of such commitments necessary to attain three (3) megawatts on one or more Microgrid Communities of aggregate energy production capacity by such Next Generation Microgrids has become final and binding on all such Parties, the number of Acquiror Common Stock constituting an Installment of Microgrid Commitment Consideration.

Section 2.3 Certain Member Acknowledgements. Notwithstanding anything to the contrary in this Agreement, Member and Acquiror each hereby acknowledge and agree that none of Acquiror’s or Member’s covenants and agreements pursuant to this Article II shall have any force or effect prior to the Effective Time of the Merger and, if this Agreement is terminated for any reason prior to the Effective Time of the Merger, neither Acquiror nor Member shall have any obligations hereunder. The Member and Acquiror further acknowledge and agree that in no event shall Acquiror be obligated to issue or deliver to Member more than 3,888,896 shares of Acquiror Common Stock in the aggregate pursuant to this Agreement.

Section 2.4 Acquiror Covenants.

(a) From the Closing Date until at least six months after the fifth anniversary of the Closing Date, Acquiror agrees that Acquiror shall maintain (or cause the Company to maintain) books and records that will enable Acquiror and Member to calculate the number of Qualifying New Contracts Placed in Service from time to time, no more frequently than once per calendar quarter.

(b) Acquiror will, and will cause the Company and any other Subsidiaries that are engaged in marketing and installing PV Systems, to use its or their commercially reasonable best efforts to (a) maximize the number of Qualifying New Contracts that are Placed in Service during each of the First Earnout Period, the Second Earnout Period, the Third Earnout Period and the Fourth Earnout Period (up to the Maximum Earnout Target for each of those Yearly Earnout Periods) and to cause the Cumulative Earnout Target of Qualifying New Contracts to be Placed in Service during the Cumulative Earnout Period, and (b) enter into commitments for Microgrid Communities that will result in issuance of the Installments of Microgrid Commitment Consideration described in Sections 2.2(a) and 2.2(b).

(c) The Member hereby acknowledges and agrees that Acquiror shall have no obligation with respect to the satisfaction of the Minimum Earnout Targets, Maximum Earnout Targets or Microgrid Community commitments except as set forth in this Section 2.4.

Section 2.5 Tax Treatment. The Parties agree that, for U.S. federal and applicable state and local income tax purposes, the transactions contemplated by this Agreement shall be treated in accordance with the Intended Tax Treatment as defined in Section 8.7(a) of the Merger Agreement. Neither Acquiror nor Member shall knowingly take or permit, or cause or permit any Person to take or permit, any action that is inconsistent with the Intended Tax Treatment, unless otherwise required by a determination within the meaning of Code section 1313(a)(1).

Section 2.6 Withholding. If Acquiror is required to withhold taxes from any amounts otherwise payable pursuant to this Agreement, it may withhold from any payments it is required to make such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or any other applicable state, local or foreign applicable Law; provided that the Acquiror will provide reasonable advanced notice of any such withholding or deduction and shall work with Member in good faith to reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted or withheld and timely paid over to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Member.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Authorization of Agreement. Such Party has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each other agreement, document or instrument to be executed and delivered by such Party pursuant hereto or thereto. The execution, delivery and performance by such Party of this Agreement and each other agreement, document or instrument to be executed or delivered by such Party pursuant hereto or thereto have been duly and validly authorized by all requisite corporate or limited liability company action of such Party and no other corporate or limited liability company acts or proceedings on the part of such Party (or their Affiliates) are necessary to authorize such execution, deliver or performance. This Agreement has been duly and validly executed and delivered by such Party, and, assuming due authorization, execution and delivery by the other Party thereto, constitutes a valid, legal and binding agreement of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) No Conflict. The execution, delivery and performance by such Party of this Agreement and each other document or instrument to be executed and delivered by such Party pursuant hereto or thereto and the consummation by such Party of the transactions contemplated hereby or thereby do not (a) violate any provision of the Organizational Documents of such Party, (b) violate any applicable Law, (c) require authorization, consent, license, registration, exemption of, approval by, filing with or notice under, conflict with, result in a violation or constitute a breach of or default under (or event that, with or without notice or lapse of time or both, would constitute a breach of or default under), result in the acceleration of, require any notice, consent or waiver under, create in any Person the right to accelerate, terminate, modify or cancel, give rise to any obligation under, or result in the loss of any benefit under, any material Contract of such Party or (d) except as contemplated by this Agreement, result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any asset of such Party, except, in the case of clauses (b), (c) and (d), as have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect or as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Company, as applicable.

Section 3.2 Representations and Warranties Regarding Issuance of Acquiror Common Stock. Acquiror represents and warrants to Member that the shares of Acquiror Common Stock issuable under this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all Encumbrances, other than those set forth in Section 5.10 of the Merger Agreement.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 Termination. This Agreement shall automatically terminate upon the earlier to occur of (i) a termination of the Merger Agreement prior to the Effective Time of the Merger and (ii) upon issuance by Acquiror of all Earnout Consideration (if any) required to be issued hereunder; provided that the termination of this Agreement shall not relieve Acquiror of any obligation to issue any Earnout Consideration earned prior to the termination of this Agreement.

Section 4.2 Restrictive Legend; Lockup.

(a) The Acquiror Common Stock to be issued and delivered hereunder shall bear the legend set forth in Section 5.10(a) of the Merger Agreement, or, if the Acquiror Common Stock is not in certificated form, Acquiror may take other customary steps to monitor compliance with the restrictions described in that legend.

(b) For a period of twelve (12) months following the payment of a Yearly Earnout Amount pursuant to Section 2.1(a) or the Cumulative Earnout Balance, the Member shall not, directly or indirectly, without the prior written consent of the Acquiror, offer, sell, contract to sell, transfer, pledge, grant any option to purchase, make any short sale of or otherwise dispose of (each such transaction, a “Transfer”) any shares of Acquiror Common Stock issued to Member pursuant to this Agreement, (“Earnout Common Stock”), or engage in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Earnout Common Stock; provided that (i) if the aggregate amount of Locked-Up Common Stock beneficially owned by Member as of any measurement date constitutes an aggregate of 5% or greater of the total outstanding shares of Acquiror Common Stock (excluding any securities or derivatives acquired by Member other than under the Merger Agreement or this Agreement) and (ii) Parent determines that, as a result of such ownership of Locked-Up Common Stock (but excluding any securities or derivatives acquired by Member other than under the Merger Agreement or this Agreement ), it is required by GAAP to reflect all or a portion of the operating results of Acquiror on its consolidated financial statements (whether through consolidation or due to equity accounting), Member may Transfer the number of shares of Locked-Up Common Stock pursuant to Rule 144(b)(1) under the Securities Act (or another exemption from registration of such Transfer under applicable federal and state securities laws) that will result in Member’s beneficial ownership of Acquiror Common Stock being reduced to less than 5% of the total outstanding shares of Acquiror Common Stock.

(c) Subject to the terms and conditions of Section 4.2(b), upon Member’s satisfaction of the relevant holding period and other conditions under Rule 144 under the Securities Act, and at the Member’s request, the Acquiror shall cooperate with the Member to exchange the certificates evidencing such Transferred Acquiror Common Stock for new certificates (or book entry) not bearing a legend restricting transfer under the Securities Act, and Member shall provide such certificates, documents and/or legal opinions as the Acquiror and the Acquiror’s registrar and transfer agent may reasonably request in connection therewith.

(d) Nothing in this Section 4.2(d) or any other provision of this Agreement will prohibit or limit a change of control of Member or inclusion of Acquiror Common Stock in a sale of all or substantially all the assets of Member.

Section 4.3 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent prior to 8:00 p.m. in the place of receipt on a Business Day, and on the next Business Day if sent after 8:00 p.m. in the place of receipt on a Business Day or at any time on a date that is not a Business Day; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 4.2:

If to Acquiror, to:

Sunnova Energy International Inc.

20 East Greenway Plaza, Suite 540

Houston, TX 77046

Attention: Chief Financial Officer

Email: notices@sunnova.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Attention: Travis Wofford

Email: travis.wofford@bakerbotts.com

If to Member, to:

LEN X, LLC

c/o Lennar Corporation

700 N.W. 107th Avenue

Miami, FL 33172

Attention: General Counsel

Email: mark.sustana@lennar.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention: David Bernstein

Email: davidbernstein@goodwinlaw.com

Section 4.4 Headings; Table of Contents. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.5 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 4.6 Entire Agreement. This Agreement (together with the Merger Agreement and the other Ancillary Agreements, and any other schedules, certificates, lists and documents referred to herein, and any documents executed by any of the Parties simultaneously herewith or pursuant thereto), constitutes the entire agreement of the Parties and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the Parties with respect to the subject matter hereof. Each Party acknowledges that in making its decision to enter into this Agreement it did not rely on any statements or understandings (including the understandings in a Term Sheet agreed to on December 31, 2020) other than the express provisions of this Agreement, the Merger Agreement and the other documents described in the preceding sentence.

Section 4.7 Assignment; Binding Effect. Subject to Section 4.2(d), neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by either of the Parties hereto without the prior written consent of the other Party, and any such assignment without such prior written consent of the other Party shall be null and void; provided, however, that either Member or Acquiror may assign its rights and obligations hereunder, in whole or in part, to any of its Affiliates, but no such assignment shall relieve Acquiror or Member of any liability or obligation hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns.

Section 4.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement hereto, and nothing in this Agreement, express or implied shall confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 4.9 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that notwithstanding the foregoing in this Section 4.9, but except as otherwise set forth in this Agreement, Member shall be solely responsible for any fees, costs or expenses incurred by the Company prior to the Closing arising from or incurred in connection with this Agreement and the Transactions (whether due before or after the Closing).

Section 4.10 Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by the Parties, which may be entered into at any time. Any agreement on the part of the Parties to waive any term or provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of the Party against whom the waiver is to be effective. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 4.11 Specific Performance.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with its terms and that any remedy at law for any breach of any provision of this Agreement would be inadequate. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions hereof in any court specified in Section 4.12, in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby agree not to assert, and hereby waive, in any action seeking any such relief, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

(b) Each Party further agrees that (i) by seeking the remedies provided for in this Section 4.11, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement or in the event that the remedies provided for in this Section 4.11 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 4.11 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 4.11 prior or as a condition to exercising any termination right under Section 4.1, nor shall the commencement of any action pursuant to this Section 4.11 or anything set forth in this Section 4.11 restrict or limit any Party’s right to terminate this Agreement in accordance with Section 4.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 4.12 Governing Law.

(a) This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in all respects, including as to validity, interpretation and effect, by the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would permit or require the application of the Laws of a jurisdiction other than the State of Delaware.

(b) Each of the Parties hereto irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case any Delaware state court or any federal court within the State of Delaware may take jurisdiction), in any suit, action or proceeding arising out of or relating to this Agreement, agrees that all claims under any theory of liability in respect of such suit, action or proceeding may and shall be heard and determined in any such court and agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement in any other court. Each Party irrevocably and unconditionally waives any defense of inconvenient forum or any other objection to the maintenance of any suit, action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any such suit, action or proceeding may be made on such Party, and shall be effective service of process for any such suit, action or proceeding, by sending or delivering a copy of any such process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 4.2. Nothing in this Section 4.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any suit, claim, demand, action, proceeding or cause of action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 4.13 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY SUIT, ACTION OR PROCEEDING, INCLUDING ANY SUIT, ACTION OR PROCEEDING BROUGHT AS A COUNTERCLAIM, (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS THAT ARE SUBJECT OF THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH SUIT, CLAIM, DEMAND, ACTION, PROCEEDING OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE

PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY ACKNOWLEDGES THAT IT IS AWARE THAT WAIVER OF JURY TRIAL WAS A FACTOR CONSIDERED BY THE OTHER PARTY IN DECIDING TO ENTER INTO THIS AGREEMENT, AND THAT NOBODY PROMISED THAT THIS WAIVER OF THE RIGHT TO JURY TRIAL WOULD NOT BE ENFORCED.

Section 4.14 Arbitration. Each of the Parties hereto acknowledges, consents and agrees that, unless otherwise mutually agreed in writing by Acquiror and Member, and subject to the last sentence of this Section 4.14, all disputes and claims arising out of, relating to or in connection with this Agreement (other than disputes and claims pursuant to Section 2.1(d)(ii)) shall be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Procedures for Large Complex Commercial Disputes (the “Arbitration Rules”). Any such arbitration shall be conducted by a single arbitrator mutually selected by the Parties in good faith within ten (10) days following delivery of written notice of a request or demand for arbitration by either Party to the other Party or, if the Parties are unable to agree in good faith within such ten (10) day period, a single arbitrator selected by AAA in accordance with the Arbitration Rules. The location of any such arbitration shall be in New York City, New York. Any award or decision in any arbitration proceeding in accordance with this Section 4.14 shall be final and binding and may be enforced in any court of competent jurisdiction. The fees and expenses of any such arbitration (other than attorneys’ fees) shall be borne 50% by Acquiror, on the one hand, and 50% by Member, on the other hand. Notwithstanding the foregoing, this Section 4.14 shall not apply with respect to any dispute or claim as to whether any Earnout Target has been achieved, which disputes and claims shall be resolved solely by the Independent Accountant pursuant to Section 2.1(d)(ii).

Section 4.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that it is not necessary that all of the Parties sign the same counterpart. Delivery of an executed signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 4.16 Interpretation.

(a) Unless the context otherwise requires, when a reference is made in this Agreement to (i) Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement; (ii) “paragraphs” or “clauses,” shall, except as expressly stated, be deemed to refer to separate paragraphs or clauses of the section or subsection in which the reference occurs; (iii) any Contract (including this Agreement) or Law shall, except as expressly stated, be deemed to refer to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions thereof); (iv) any Person shall be deemed references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities; and (v) any Law shall be deemed references to all rules and regulations promulgated thereunder.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(c) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive.

(d) Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any action under this Agreement is required to be done or taken, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

(e) The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(f) All monetary figures shall be in U.S. dollars unless otherwise specified. Any accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be signed, all as of the date first written above.

SUNNOVA ENERGY INTERNATIONAL INC.

By:	/s/ William J. Berger
Name:	William J. Berger
Title:	Chairman of the Board, President and Chief Executive Officer

[Signature Page to Earnout Agreement]

LEN X, LLC

By:	/s/ Jon Jaffe
Name: Jon Jaffe
Title: Co-Chief Executive Officer

[Signature Page to Earnout Agreement]

Schedule 1.1(a)

Minimum Earnout Targets and Maximum Earnout Targets

by Yearly Earnout Period

Period	Minimum Earnout Target (in Qualifying New Contracts)	Maximum Earnout Target (in Qualifying New Contracts)
First Earnout Period	6,963	10,444
Second Earnout Period	8,992	13,488
Third Earnout Period	10,771	16,157
Fourth Earnout Period	12,294	18,440